Exhibit 21.0

Subsidiaries of FLIR Systems, Inc.

•	FLIR Systems Ltd., a United Kingdom Corporation

•	FLIR Systems CV, a Netherlands Corporation

•	FLIR Systems Ltd., a Ontario Corporation

•	FLIR Commercial Systems, Inc., a California, USA Corporation

•	FSI Holdings, Inc., an Oregon, USA Corporation

•	FLIR Systems Aviation, LLC, an Oregon, USA Limited Liability Company

•	Extech Instruments Corporation, a Massachusetts, USA Corporation

•	FLIR Systems Middle East FZE, a United Arab Emirates Limited Liability Company

•	FLIR Government Systems, Inc., a Delaware, USA Corporation

•	FLIR Advanced Imaging Systems, Inc., a Delaware, USA Corporation